CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 of our report dated May 31, 2017 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Quantum Corporation's Annual Report on Form 10‑K for the year ended March 31, 2017.

/s/PricewaterhouseCoopers LLP
Seattle, Washington
June 7, 2017